EXHIBIT  99.1
GEOGLOBAL ANNOUNCES RECEIPT OF NOTICE FROM AMEX AS TO ITS NONCOMPLIANCE WITH LISTING REQUIREMENTS

CALGARY, Alberta, Canada, May 27, 2008 - GeoGlobal Resources Inc. (the "Company" or "GeoGlobal") (Amex: GGR) announced today that as a consequence of its failure to file with the Securities and Exchange Commission its Quarter Report on Form 10-Q for the period ended March 31, 2008 when due, it received, on May 20, 2008,  a letter from the American Stock Exchange LLC (the “Exchange”) notifying it that, as required by Sections 134 and 1101 of the Amex Company Guide, the timely and complete filing of the quarterly report Form 10-Q is a condition to the continued listing of the Company’s Common Stock on the Exchange.

The Company's Plan of compliance, as accepted by the Exchange on April 30, 2008 demonstrates the ability of GeoGlobal to regain compliance with its filing obligations by July 1, 2008.  The Company expects to file its annual report for the fiscal year ended December 31, 2007 promptly upon the final resolution of issues relating to its compliance with FAS 123R and FAS 123 which it expects should be completed on or before June 2, 2008.  The Company expects to file its quarter report for the period ended March 31, 2008 promptly thereafter.

At March 31, 2008, the Company remained a development stage enterprise and will not report any revenues for the fiscal period and will report a net loss for the period.  Management's preliminary estimates of certain financial statement items for the period ended March 31, 2008 (unaudited) are approximately as follows:

US $ (Nearest 100,000) )
Current assets	44,700,000
Restricted cash	4,900,000
Current liabilities	(4,100,000)
Additions to oil & gas interests – not subject to depletion	1,800,000

Net loss and comprehensive loss	(700,000)
Net loss per share – basic and diluted	(0.01)

The Exchange further advised the Company that its failure to file the quarter report is a material violation of the Company’s listing agreement with the Exchange and therefore, under Section 1003(d) of the Amex Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s Common Stock from the Exchange listing.  As a result of the foregoing, and the Company's delinquent Form 10-K for the year ended December 31, 2007, the Company remains subject to the procedures and requirements for Section 1009 of the Company Guide.  We are not required at this time to submit an additional plan of compliance in connection with the deficiency of the filing of the quarterly report Form 10-Q.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas through exploration and development primarily in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-Q and Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com. http://www.sec.gov. and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com